Exhibit 99.1

Correction to Press Release Announcing the Pricing of

SMART Global Holdings, Inc.’s 2.25% Convertible Senior Notes due 2026

NEWARK, Calif., Feb. 07, 2020 (GLOBE NEWSWIRE) — SMART Global Holdings, Inc. (“SMART” or the “Company”) (Nasdaq: SGH), parent company of SMART Modular Technologies, Inc., today announced that there was a scrivener’s error in the Company’s previously issued press release announcing the pricing of its 2.25% convertible senior notes due 2026 (the “Notes”). That release incorrectly stated that the maturity date of the Notes was August 15, 2026, unless earlier converted, redeemed or repurchased. The correct maturity date of the Notes is February 15, 2026.

About SMART Global Holdings

The SMART lines of business are leading designers and manufacturers of electronic products focused on memory and computing technology areas. The Company specializes in application specific product development and support for customers in enterprise, government and OEM sales channels. Customers rely on SMART as a strategic supplier with top tier customer service, product quality, and technical support with engineering, sales, manufacturing, supply chain and logistics capabilities worldwide. The Company targets customers in markets such as communications, storage, networking, mobile, industrial automation, industrial internet of things, government, military, edge computing and high performance computing. SMART operates in three primary product areas: specialty memory products, Brazil products and specialty compute and storage solutions.

For further information, please contact:

Suzanne Schmidt

Investor Relations for SMART Global Holdings, Inc.

(510) 360-8596

ir@smartm.com